Registration No. 333-
As filed with the Securities and Exchange Commission on December 12, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
UniTek Global Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West,
Gwynedd Hall, Suite 302
Blue Bell, Pennsylvania 19422
(267) 464-1700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

UniTek Global Services, Inc. 2013 Omnibus Equity Compensation Plan
(Full Title of the Plan)

Andrew J. Herning Chief Financial Officer UniTek Global Services, Inc. Gwynedd Hall, Suite 302 Blue Bell, Pennsylvania 19422 (267) 464-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications to:

Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 Telephone: (215) 963-5000 Facsimile: (215) 963-5001
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)(3)
Common Stock, $0.00002 par value	2,958,617 shares	$11.55(2) $1.54(3)	$124,093.20(2) $4,539,724.42(3)	$600.70

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, such number of shares of common stock registered hereby shall include an indeterminable number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)
Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee, based upon 10,744 shares underlying options outstanding under the Berliner Communications, Inc. 2009 Omnibus Equity and Incentive Compensation Plan (the “2009 Plan”) and using the weighted average price at which such outstanding options under such plan may be exercised.

(3)
Calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee, based on the remaining balance of 2,947,873 shares being registered hereunder and using the average of the high and low prices per share of the registrant’s common stock on December 10, 2013, as reported on the NASDAQ Global Market.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the UniTek Global Services, Inc. 2013 Omnibus Equity Compensation Plan, or the “Plan,” covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission, or the “Commission,” either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by UniTek Global Services, Inc., or the registrant, with the Commission are incorporated by reference into this Registration Statement:

•	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on August 12, 2013;

•
The registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2013, June 29, 2013 and September 28, 2013, filed with the Commission on October 15, 2013, October 15, 2013 and November 12, 2013, respectively;

•
The registrant’s Current Reports on Form 8-K, filed with the Commission on January 4, 2013, April 12, 2013, April 17, 2013, May 3, 2013, May 16, 2013, May 22, 2013, June 5, 2013, June 10, 2013, June 14, 2013, July 2, 2013, July 16, 2013, July 18, 2013, July 31, 2013, August 22, 2013, August 26, 2013, September 17, 2013, September 20, 2013, October 8, 2013 and December 11, 2013;

•	The registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on November 8, 2013; and

•
The description of the registrant’s common stock in the registrant’s registration statement on Form 8-A, registering the registrant’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission on September 14, 2010 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
EXPERTS
The consolidated financial statements of UniTek Global Services, Inc. and subsidiaries appearing in UniTek Global Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law, or “DGCL,” allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the DGCL or obtained an improper personal benefit.
Our Amended and Restated Certificate of Incorporation (our “Charter”) specifically limits each director’s personal liability, as permitted by Section 102 of the DGCL, and provides that if it is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees, but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of liability on the part of a person to the corporation, unless a court believes that in view of all the circumstances indemnification should apply. Our Charter provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.
Our Amended and Restated Bylaws (our “Bylaws”) also provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL against all expenses, liability and loss (including attorneys’ fees judgments, fines, special excise taxes or penalties on amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, including the right to require advancement by us of attorneys’ fees and other expenses incurred in defending any such proceeding in advance of its final disposition, provided that we receive an undertaking from such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified. We have entered into agreements with certain of our directors and executive officers, which provide for indemnification of such persons in their capacities of director and/or officer, and we maintain a directors’ and executive officers’ liability insurance policy as permitted by our Charter and Bylaws.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
In addition, the Company has entered into indemnification agreements, or the “D&O Indemnification Agreements,” with certain of our directors whereby the Company agrees to indemnify them, to the fullest extent permitted under Delaware law, against all expenses, judgments, costs, fines and amounts paid in settlement actually incurred by the directors in connection with any civil, criminal, administrative or investigative action brought against them by reason of their relationship with the Company. The D&O Indemnification Agreements provide for indemnification rights regarding third-party claims and in certain circumstances, proceedings brought by or in the right of the Company. In addition, the D&O Indemnification Agreements provide for the advancement of expenses incurred in connection with any proceeding covered by the D&O Indemnification Agreements, as permitted by Delaware law.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The exhibits filed as part of this registration statement are as follows:

Exhibit No.	Exhibit Title
4.1
UniTek Global Services, Inc. 2013 Omnibus Equity Compensation Plan (Incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on November 8, 2013).

5.1	Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
23.1	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young LLP.
24.1	Powers of Attorney (included as part of the signature page hereof).
Item 9.    Undertakings.
(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on December 11, 2013.
UNITEK GLOBAL SERVICES, INC.

By:	/s/ Rocco Romanella
Rocco Romanella
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Each person whose signature appears below hereby appoints Rocco Romanella, Andrew J. Herning and James Brennan, and each of them acting individually, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this registration statement and any and all amendments thereto (including post-effective amendments and all other related documents) necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signature	Title	Date

/s/ Rocco Romanella	Chief Executive Officer and Director	December 12, 2013
Rocco Romanella	(Principal Executive Officer)

/s/ Andrew J. Herning	Chief Financial Officer	December 12, 2013
Andrew J. Herning	(Principal Financial Officer)

/s/ James Brennan	Corporate Controller	December 12, 2013
James Brennan	(Principal Accounting Officer)

/s/ Michael F. O’Donnell	Director and Chairman of the Board	December 12, 2013
Michael F. O’Donnell

/s/ Mark S. Dailey	Director	December 12, 2013
Mark S. Dailey

/s/ Daniel J. Hopkin	Director	December 12, 2013
Daniel J. Hopkin

/s/ Dean MacDonald	Director	December 12, 2013
Dean MacDonald

/s/ Michael Montelongo	Director	December 12, 2013
Michael Montelongo

/s/ Robert F. Stott	Director	December 12, 2013
Robert F. Stott